EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors

ATX Technologies, Inc.:

We consent to the inclusion of our report dated February 24, 2004, with respect to the consolidated balance sheets of ATX Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2003 included herein and to the reference to our firm under the headings “Experts” and “Selected Historical Data” in the prospectus.

The audits referred to in our report dated February 24, 2004, included the related financial statement schedules as of December 31, 2003, and for each of the years in the three-year period ended December 31, 2003, included in the registration statement. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

KPMG LLP

Dallas, Texas

April 12, 2004